                                 SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Thermo Fibergen Inc.
           --------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Thermo Fibergen Inc.
           --------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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

[LOGO]

8 Alfred Circle
Bedford, Massachusetts  01730

                                                        April 12, 2000

Dear Stockholder:

     The enclosed Notice calls the 2000 Annual Meeting of the Stockholders of Thermo Fibergen Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 1, 2000, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                              Yours very truly,


                              /s/ Yiannis A. Monovoukas

                              YIANNIS A. MONOVOUKAS
                              President and Chief Executive Officer

[LOGO]


8 Alfred Circle
Bedford, Massachusetts  01730

                                                        April 12, 2000

To the Holders of the Common Stock of
THERMO FIBERGEN INC.

                           NOTICE OF ANNUAL MEETING

     The 2000 Annual Meeting of the Stockholders of Thermo Fibergen Inc. (the "Corporation") will be held on Wednesday, May 17, 2000, at 2:00 p.m. at the Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of six directors.

     2. A proposal recommended by the Board of Directors to amend the Corporation's equity incentive plan to restate the limitation on the size of awards to any recipient in a year.

     3. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 31, 2000.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please promptly sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                              SANDRA L. LAMBERT
                              Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo Fibergen Inc. (the "Corporation") for use at the 2000 Annual Meeting of the Stockholders to be held on Wednesday, May 17, 2000, at 2:00 p.m. at the Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 8 Alfred Circle, Bedford, Massachusetts 01730. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 17, 2000.

                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of six directors, constituting the entire board of directors, and a proposal to restate the limitation on the potential size of awards to any recipient in a year under the Corporation's equity incentive plan.

     The representation in person or by proxy of a majority of the outstanding shares of common stock, $.01 par value, of the Corporation ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, FOR the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. For the management proposal, the affirmative vote of a majority of shares of Common Stock present or represented by proxy and entitled to vote on the matter is necessary for approval. Any instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the management proposal. If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors and the management proposal, broker non-votes will have no effect on the outcome of either vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 31, 2000, consisted of 14,161,100 shares of Common Stock. Only Stockholders of record at the close of business on March 31, 2000 are entitled to vote at the meeting. Each share is entitled to one vote.

                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of Common Stock and of the common stock of the Corporation's parent company, Thermo Fibertek Inc. ("Thermo Fibertek"), a manufacturer of papermaking and paper-recycling equipment, and Thermo Fibertek's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, medical devices, power generation and resource recovery, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
Anne T. Barrett         Ms. Barrett, 70, has been a director of the Corporation
                        since July 1996. Ms. Barrett has been an independent
                        consultant on investor relations and communications
                        matters since her retirement from Thermo Electron in
                        November 1993. Prior to that time, Ms. Barrett was
                        director of corporate communications for Thermo Electron
                        for more than five years.
--------------------------------------------------------------------------------
Francis L. McKone       Mr. McKone, 65, has been a director of the Corporation
                        since March 1998. Mr. McKone is the chief executive
                        officer and chairman of the board of Albany
                        International Corp., a worldwide supplier of paper-
                        machine fabrics, positions he has held since 1993 and
                        1998, respectively. From 1984 to 1998, he was also
                        president of Albany International Corp. and from 1984 to
                        1993, he was that company's co-chief executive officer.
                        He is also a director of Albany International
                        Corporation and Thermo Fibertek Inc.
--------------------------------------------------------------------------------
Yiannis A. Monovoukas   Dr. Monovoukas, 39, has been president, chief executive
                        officer and a director of the Corporation since its
                        incorporation in February 1996. Dr. Monovoukas was a
                        corporate business analyst with Thermo Electron from
                        July 1995 to February 1996. From 1993 through June 1995,
                        Dr. Monovoukas was a graduate student at the Harvard
                        Business School.
--------------------------------------------------------------------------------
Jonathan W. Painter     Mr. Painter, 41, has been a director of the Corporation
                        since its incorporation in February 1996. Mr. Painter
                        has been executive vice president, operations, of Thermo
                        Fibertek since September 1997, was treasurer of Thermo
                        Electron from August 1994 through June 1997, and was
                        treasurer of Thermo Fibertek from October 1994 through
                        June 1997. Mr. Painter is also a director of Thermo
                        BioAnalysis Corporation.
--------------------------------------------------------------------------------
William A. Rainville    Mr. Rainville, 58, has been chairman of the board and a
                        director of the Corporation since its incorporation in
                        February 1996. Mr. Rainville has been president and
                        chief executive officer of Thermo Fibertek since its
                        inception in November 1991 and a director of Thermo
                        Fibertek since January 1992. Mr. Rainville has been the
                        chief operating officer, recycling and resource
                        recovery, of Thermo Electron since September 1998. He
                        was a senior vice president of Thermo Electron from
                        March 1993 through September 1998. Mr. Rainville is also
                        a director of Thermo Ecotek Corporation, Thermo
                        Fibertek, Thermo TerraTech Inc. and ThermoRetec
                        Corporation.
--------------------------------------------------------------------------------
Roger D. Wellington     Mr. Wellington, 73, has been a director of the
                        Corporation since April 1998. Mr. Wellington serves as
                        the president and chief executive officer of Wellington
                        Consultants, Inc. and of Wellington Associates Inc.,
                        international business consulting firms he founded in
                        1994 and 1989, respectively. Mr. Wellington is also a
                        director of Photoelectron Corporation and Thermo
                        Electron.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings


     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Mr. McKone (Chairman) and Mr. Wellington. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. McKone and Mr. Wellington (Chairman). The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met four times, the audit committee met twice and the human resources committee met two times during fiscal 1999. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served that were held during fiscal 1999.

Compensation of Directors

     Cash Compensation

     Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. Monovoukas, Mr. Painter and Mr. Rainville are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following are deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999, or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. As of January 1, 2000, a total of 25,000 shares of Common Stock were reserved for issuance under the Deferred Compensation Plan and deferred units equal to approximately 3,097 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually, commencing with the annual meeting of the Stockholders to be held in 2000. The annual grant is made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and expire on the third anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 2000, options to purchase 45,000 shares of Common Stock had been granted to directors and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 155,000 shares of Common Stock were available for future grant.

Stock Ownership Policy for Directors

     The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership Policy."

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as of the common stock of Thermo Fibertek, the Corporation's parent company, and Thermo Electron, Thermo Fibertek's parent company, as of January 31, 2000, with respect to (i) each director, (ii) the chief executive officer and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock as of January 31, 2000, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                                  Thermo                   Thermo              Thermo Electron
                 Name(1)                      Fibergen Inc.(2)          Fibertek Inc.(3)       Corporation (4)
                 ------                       ----------------          ----------------       ---------------
Thermo Electron Corporation(5).............       10,435,100                       N/A                  N/A
Anne T. Barrett............................           21,000                     1,000                3,410
Francis L. McKone..........................            1,783                     3,825                1,000
Yiannis A. Monovoukas......................          134,450                   112,200               18,473
Jonathan W. Painter........................           21,000                   115,594               32,030
William A. Rainville(6)....................           78,000                   692,424              361,499
Roger D. Wellington........................           12,413                    17,250               55,795
All directors and current executive
   officers as a group (8 persons).........          300,646                 1,107,686            1,144,269

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Ms. Barrett, Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 20,000, 120,000, 20,000, 75,000, 11,000 and 278,000 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares beneficially owned by Mr. McKone, Mr. Wellington and by all directors and current executive officers as a group include 1,683, 1,413 and 3,096 shares, respectively, allocated through January 1, 2000, to their respective accounts maintained under the Deferred Compensation Plan. None of the directors or the chief executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned 2.11% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Fibertek beneficially owned by Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 109,200, 98,900, 550,000, 8,250 and 908,850 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares of the common stock of Thermo Fibertek beneficially owned by Mr. Painter include 15 shares held in a custodial account for the benefit of a minor child. Shares beneficially owned by Mr. McKone and by all directors and current executive officers as a group include 2,825 shares allocated through January 1, 2000, to Mr. McKone's account maintained under the Thermo Fibertek deferred compensation plan for directors. Except for Mr. Rainville, who beneficially owned 1.12% of the common stock of Thermo Fibertek outstanding as of January 31, 2000, none of the directors or the chief executive officer beneficially owned more than 1% of the common stock of Thermo Fibertek outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned 1.80% of Thermo Fibertek common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Monovoukas, Mr. Painter, Mr. Rainville, Mr. Wellington and all directors and current executive officers as a group include 16,248, 25,015, 294,630, 24,673 and 924,286 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Painter and all directors and current executive officers as a group include 590 and 3,087 shares, respectively, allocated through January 31, 2000, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"). Shares of the common stock of Thermo Electron beneficially owned by Mr. Wellington and by all directors and current executive officers as a group include 26,342 shares allocated through January 1, 2000, to Mr. Wellington's account maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Barrett include 1,510 shares held by a trust of which Ms. Barrett and her spouse are the trustees. None of the directors or the chief executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 2000; all directors and current executive officers as a group did not beneficially own more than 1% of the Thermo Electron common stock outstanding as of such date.

(5) As of January 31, 2000, Thermo Electron, primarily through its majority-owned subsidiary Thermo Fibertek, beneficially owned approximately 73.69% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 2000, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) As of January 31, 2000, Mr. Rainville also beneficially owned 1,500 redemption rights issued by the Corporation. Each of these rights, issued in a public offering in September 1996, permits the holder to sell one share of Common Stock back to the Corporation during certain periods in the future at a price of $12.75 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1999, except in the following instances. Thermo Electron filed one Form 4 late, reporting a total of 12 transactions associated with the cancellation, grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                                            Summary Compensation Table
-------------------------------------------------------------------------------------------------------------------
                                                                             Long Term
                                                                            Compensation
                                                                            ------------
                                                                             Securities
          Name and                Fiscal       Annual Compensation           Underlying             All Other
                                               -------------------
     Principal Position            Year         Salary      Bonus            Options (1)        Compensation (2)
     ------------------            ----         ------      -----            -----------        ----------------
Yiannis A. Monovoukas              1999        $136,000     $72,000           500  (TMO)              $5,625
  President and Chief              1998        $130,000     $48,500        40,000  (TFG)              $5,625
  Executive Officer                                                         4,098  (TMO)
                                                                            2,000  (MKA)
                                                                            2,000  (ONX)
                                                                            4,000  (RGI)
                                                                            2,000  (TDX)
                                                                           79,200  (TFT)
                                                                              999  (THI)
                                                                            1,023  (TKN)
                                                                            2,000  (TRIL)
                                   1997        $120,000     $64,000           400  (TMO)              $5,344
----------------------------------------------------------------------------------------------------------------

(1)  Options granted by the Corporation are designated in the table as "TFG."
     In addition, Dr. Monovoukas has also been granted options to purchase the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program:
     Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Fibertek (designated in the table as TFT), Thermo Instrument Systems Inc. (designated in the table as THI), ThermoTrex Corporation (designated in the table as TKN) and Thermo Trilogy Corporation (designated in the table as TRIL). Certain options reported in the proxy statement for prior years have been assumed by parent companies in connection with mergers effected as part of Thermo Electron's reorganization and have been restated in the table as options in the parent companies.

(2) Represents the amount of matching contributions made by the Corporation on behalf of Dr. Monovoukas in connection with his participation in the Thermo Electron 401(k) plan.

Stock Options Granted During Fiscal 1999

     The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the Corporation's chief executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

                                               Option Grants in Fiscal 1999
--------------------------------------------------------------------------------------------------------------------------


                                                                                                     Potential Realizable
                                Number of             Percent of                                       Value at Assumed
                               Securities           Total Options                                    Annual Rates of Stock
                            Underlying Options        Granted to        Exercise                     Price Appreciation for
                               Granted and           Employees in      Price Per     Expiration         Option Term (2)
       Name                    Company (1)            Fiscal Year        Share          Date           5%            10%
       ----                    -----------            -----------        -----          ----           --            ---
Yiannis A. Monovoukas            500  (TMO)             0.02% (3)        $14.81       09/22/04        $2,050        $4,521
--------------------------------------------------------------------------------------------------------------------------

(1) The options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. The shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a one-year period and have a five-year option term, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) under the Summary Compensation Table on page 6 for the company abbreviations used in this table.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1999 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the Corporation's chief executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1999.

              Aggregated Option Exercises In Fiscal 1999 And Fiscal 1999 Year-End Option Values
-------------------------------------------------------------------------------------------------------------
                                                                          Number of            Value of
                                                                         Securities         Unexercised In-
                                                                         Underlying            The-Money
                                                                         Unexercised           Options at
                                      Shares                          Options at Fiscal       Fiscal Year-
                                     Acquired                              Year-End               End
                                        on                               (Exercisable/        (Exercisable/
        Name           Company (1)   Exercise    Value Realized (2)    Unexercisable)(2)      Unexercisable)
        ----           -----------   ---------   ------------------    -----------------      --------------
Yiannis A. Monovoukas      (TFG)        --              --              120,000 /0             $325,360  /--
                           (TMO)        --              --               16,248 /0             $    570  /--
                           (MKA)        --              --                2,000 /0             $      0  /--
                           (ONX)        --              --                2,000 /0             $      0  /--
                           (RGI)        --              --                4,000 /0             $  1,000  /--
                           (TDX)        --              --                2,000 /0             $      0  /--
                           (TBA)        --              --                2,000 /0             $ 16,750  /--
                           (TFT)        --              --              109,200 /0             $ 77,700  /--
                           (THI)        --              --                  999 /0             $      0  /--
                           (TLT)        --              --                    0 /2,000               --  /$0 (3)
                           (TOC)        --              --                6,000 /0             $  5,430  /--
                           (TMQ)        --              --                4,000 /0             $      0  /--
                           (TSR)        --              --                2,000 /0             $  1,000  /--
                           (TRIL        --              --                    0 /2,000               --  /$0 (3)
                           (TKN)        --              --                1,023 /0             $  56.27  /--
                           (TXM)        --              --                2,000 /0             $      0  /--
-------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of the fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation and Thermo Trilogy Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. Generally, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or ceases to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a two- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote
     (1) under the Summary Compensation Table on page 6 for the company abbreviations used in this table in addition to the following company abbreviations: Thermo BioAnalysis Corporation (designated in the table as TBA), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as
     TXM).

(2) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(3) No public market for the shares underlying these options existed at fiscal year-end. Accordingly, no value in excess of the exercise price has been attributed to these options.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason," as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998, Thermo Electron authorized an executive retention agreement with Dr. Monovoukas. This agreement provides that in the event Dr. Monovoukas' employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Dr. Monovoukas would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that Dr. Monovoukas holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Dr. Monovoukas would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 2000, the lump sum salary and bonus payment under such agreement to Dr. Monovoukas would have been approximately $200,000. In the event that payments under this agreement are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Dr.

Monovoukas would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is also evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation ("bonus"), which is reviewed and determined annually. Long-term incentive compensation can be in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below. In fiscal 1999, the only executive officer whose compensation was paid by the Corporation was Dr. Monovoukas. All of the other executive officers are full-time employees of Thermo Electron and their compensation is paid by Thermo Electron.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation ("bonus"). The cash bonus paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a base salary and reference bonus for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities.

     Performance-based Incentive Compensation ("Bonus"). The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1999, the formulae used by the Committee measured return on net assets, return on sales and earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock of the Corporation and common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermo Fibertek, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares this value to competitive data. Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards are made periodically as deemed appropriate by the Committee. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In determining the appropriate number of outstanding awards, the Committee considers such factors as the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs.

Stock Ownership Policy

     The Committee has established a stock holding policy for the chief executive officer of the Corporation that requires him to own a multiple of his compensation in shares of the Corporation's Common Stock. The multiple is one times his base salary and reference bonus for the fiscal year in which compliance is achieved. The chief executive officer has three years from the adoption of the policy to achieve this ownership level.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market.
Any loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding under this program in 1999. See "Relationship with Affiliates - Stock Holding Assistance Plan."

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to certain executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1999 CEO Compensation

     The compensation of Dr. Monovoukas is established using the criteria described above. The Committee approved a salary increase for Dr. Monovoukas for fiscal 1999 that reflected the competitive assessment of Dr. Monovoukas' compensation combined with a recognition of the growth in the size and complexity of the Corporation. In determining Dr. Monovoukas' performance-based incentive compensation for fiscal 1999, the

Committee considered the financial performance of the Corporation and, to a lesser extent, its parent company, Thermo Fibertek, using the measures described above for all executive officers under "Components of Executive Compensation - Annual Cash Compensation - Performance-based Incentive Compensation." However, based on the stage of development of the Corporation, the Committee weighted its subjective evaluation of Dr. Monovoukas' performance more heavily than it did for other executives within the Thermo Electron organization. The Committee's subjective evaluation included, among other things, the progress achieved in demonstrating the efficacy of the Corporation's technology and the introduction of new products.

     Awards to Dr. Monovoukas of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-term Incentive Compensation." No awards of stock-based compensation were made by the Committee to Dr. Monovoukas in fiscal 1999.

     Due to Dr. Monovoukas' position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time he may receive awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. No awards of stock options were made to Dr. Monovoukas under this program in fiscal 1999. The award to purchase 500 shares of common stock of Thermo Electron granted to Dr. Monovoukas in fiscal 1999 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock. This program has been discontinued for future periods.

                        Roger D. Wellington (Chairman)
                               Francis L. McKone

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock was first publicly traded on September 13, 1996 as part of a unit ("Unit") consisting of one share of Common Stock and one right to have the share of Common Stock redeemed by the Corporation during certain periods in the future at a price of $12.75 per share (a "Redemption Right") and, as a result, the following graph commences as of such date. From September 13, 1996 to December 13, 1996, the Common Stock was traded in Units. Beginning on December 13, 1996, the Common Stock and the Redemption Rights began to trade separately from each other. The following graph approximates the price of the Common Stock in the absence of the Redemption Rights by subtracting from the closing price of the Units on their first day of trading the closing price of the Redemption Rights on their first day of separate trading. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group as of the last trading day of the Corporation's fiscal year.

             Comparison of Total Return Among Thermo Fibergen Inc.,
the American Stock Exchange Market Value Index and the Dow Jones Total Return
                                     Index
 for the Paper Products Industry Group from September 13, 1996 to December 31,
                                     1999

                             [GRAPH APPEARS HERE]

                  9/13/96       12/27/96        1/2/98      12/31/98      12/31/99
----------------------------------------------------------------------------------
TFG                 100             93            86            80           111
----------------------------------------------------------------------------------
AMEX                100            102           124           126           163
----------------------------------------------------------------------------------
DJ Paper            100             96           105           104           135
----------------------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TFG), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ PAPER) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFG."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned, private and publicly-held subsidiaries. Thermo Fibertek has created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a corporate services agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services for fiscal 1999. The annual fee will remain at 0.8% of the Corporation's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1999, Thermo Electron assessed the Corporation $69,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     At year-end 1998, $6,707,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement were readily convertible into cash by the Corporation. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Effective June 1999, the Corporation and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Corporation for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Corporation has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. At year-end 1999, the Corporation had invested $5,087,000 under this arrangement. In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Corporation has no borrowings under this arrangement at year-end 1999.

     As of January 1, 2000, $377,000 was owed to the Corporation by Thermo Electron and its other subsidiaries for taxes, net of amounts owed to Thermo Electron and its other subsidiaries for amounts due under the Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount due to the Corporation from Thermo Electron and its other subsidiaries since January 3, 1999 was $377,000. These amounts do not bear interest and are expected to be paid to the Corporation in the normal course of business.

     In March 1999, the Corporation purchased 250,000 shares of Common Stock from Thermo Electron for an aggregate of $2,227,000. The purchase price was the fair market value of the shares of Common Stock. The fair market value of such shares was determined based on the average of the closing prices of the Common Stock as reported on the American Stock Exchange, Inc. for the five trading days preceding March 18, 1999, the date the parties entered into a definitive stock purchase agreement. Thermo Electron had previously purchased the shares of Common Stock in open market transactions for an aggregate purchase price of approximately $1,970,000.

     On January 31, 2000, Thermo Electron announced a reorganization plan involving itself and certain of its subsidiaries, including the Corporation. Thermo Electron announced that it plans to spin off its equity interest in Thermo Fibertek as a dividend to Thermo Electron's shareholders. When the spinoff is completed, Thermo Fibertek will no longer be a subsidiary of Thermo Electron and will have its own entirely separate and independent board of directors and management team. The completion of this transaction is subject to a number of conditions, including a favorable ruling by the Internal Revenue Service regarding the tax treatment of the spinoff and final action by the board
of directors of Thermo Electron.   The Corporation will remain a subsidiary of
Thermo Fibertek after the spinoff.

Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that requires its chief executive officer to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to the chief executive officer, to enable him to purchase Common Stock in the open market. Loans will be repayable upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. No such loans were outstanding in 1999.

                                 - PROPOSAL 2-

   PROPOSAL TO AMEND THE CORPORATION'S EQUITY INCENTIVE PLAN TO RESTATE
                THE LIMITATION ON THE SIZE OF POTENTIAL AWARDS

     The Board of Directors has approved an amendment to the Corporation's equity incentive plan (the "Equity Incentive Plan") and is recommending the amendment to the Stockholders for their approval. The amendment would restate the limitation on the size of awards to a recipient in any calendar year as a fixed number of shares, 500,000 shares, and not as a percentage of the outstanding shares.

Reasons for the Amendment

     The Equity Incentive Plan has contained a limitation on the potential size of awards to a recipient in any calendar year since its adoption in order for awards under the plan to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to certain executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt from Section 162(m). The Board of Directors has approved an amendment to the Equity Incentive Plan to restate the limitation on the size of an award or any combination of awards to a recipient in a calendar year as 500,000 shares of Common Stock. The limitation was previously stated as 5% of the outstanding shares of Common Stock, calculated as of the beginning of the fiscal year. If the amendment is not approved, the limitation on the size of awards to a recipient in any calendar year will continue to be stated as 5% of the outstanding shares, however, future grants under the Equity Incentive Plan may not qualify for the deduction. The limitation of 500,000 shares is less than 5% of the outstanding shares.

Summary of the Equity Incentive Plan

     The following summary of the terms of the Equity Incentive Plan is qualified in its entirety by reference to the plan.

     Administration; Eligible Participants. The Equity Incentive Plan is administered by the Board of Directors of the Corporation (the "Board"). The Board has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant, and to determine the specific terms of each award, including terms and conditions relating to events of merger, consolidation, dissolution and liquidation, change of control, acceleration of vesting or lapse of restrictions, vesting, forfeiture, other restrictions, dividends and interest on deferred amounts. The Board also has the power to waive compliance by participants with the terms and conditions of awards, to cancel awards with the consent of participants and to accelerate the vesting or lapse of any restrictions of any award. The Board has delegated all of its responsibilities under the Equity Incentive Plan to a committee appointed by the Board consisting of two or more "non-employee" directors within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act or "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code (the "Committee").

     Employees and directors of, and consultants to, the Corporation and its subsidiaries, or other persons who are expected to make significant contributions to the growth and success of the Corporation and its subsidiaries, selected by the Committee, are eligible to participate in the Equity Incentive Plan. Approximately 47 employees are eligible to participate in the existing Equity Incentive Plan.

     Shares Subject to the Equity Incentive Plan; Use of Proceeds. As of January 1, 2000, the number of shares of the Common Stock reserved for issuance under the Equity Incentive Plan was 186,500 shares. The number of shares reserved under the Equity Incentive Plan is subject to adjustment for stock splits and similar events. Awards and shares that are forfeited, reacquired by the Corporation, satisfied by a cash payment by the Corporation or otherwise satisfied without the issuance of Common Stock are not counted against the maximum number of reserved shares under the plan.

     The proceeds received by the Corporation from transactions under the Equity Incentive Plan are used for the general purposes of the Corporation. Shares issued under the Equity Incentive Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

     Types of Awards; Limitations on Awards. The Equity Incentive Plan permits the Committee to grant a variety of stock and stock-based awards in such form or in such combinations as may be approved by the Committee. Without limiting the foregoing, the types of awards may include stock options, restricted and unrestricted shares, rights to receive cash or shares on a deferred basis or based on performance, cash payments sufficient to offset the federal, state and local ordinary income taxes of participants resulting from transactions under the Equity Incentive Plan, and loans to participants in connection with awards. In addition, if approved by the Stockholders at this meeting, the Committee may not award more than 500,000 shares of Common Stock to a recipient in a calendar year under any award or combination of awards. The Equity Incentive Plan previously provided that the Committee may not grant in excess of 5% of the outstanding shares of Common Stock (calculated as of the beginning of a calendar year) to any recipient under any award or combination of awards granted during a calendar year.

     Stock Options. Awards under the Equity Incentive Plan may be in the form of stock options, which entitle the recipient, on exercise, to purchase shares of Common Stock at a specified exercise price. Stock options granted under the plan may be either stock options that qualify as incentive stock options ("incentive stock options") under Section 422 of the Internal Revenue Code, or stock options that are not intended to meet such requirements ("non-statutory options"). The exercise price of each option is determined by the Committee, but may not be less than 85% of the fair market value per share of Common Stock on the date of grant.

     The term of each option is fixed by the Committee. The Committee also determines at what time each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may, in its discretion, provide that upon exercise of any option, instead of receiving shares free from restrictions under the Equity Incentive Plan, the option holder will receive shares of restricted stock or deferred stock awards.

     The exercise price of options granted under the Equity Incentive Plan must be paid in full by check or other instrument acceptable to the Committee or, if the Committee so determines, by delivery of shares of Common Stock held by the option holder for at least six months (unless the Committee expressly approves a shorter period) and that have a fair market value on the exercise date equal to the exercise price of the option, by delivery of a promissory note from the option holder to the Corporation payable on terms acceptable to the Committee, by delivery of an unconditional and irrevocable undertaking by a broker to deliver sufficient funds to the Corporation to pay the exercise price, or some combination of these methods.

     Incentive stock options must meet certain additional requirements in order to qualify as incentive stock options under the Internal Revenue Code.
Incentive stock options may be granted only to employees of the Corporation and its subsidiaries. The exercise price of an incentive stock option or any option intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be less than 100% of the fair market value of the shares on the date of grant. An incentive stock option may not be granted under the Equity Incentive Plan after the tenth anniversary of the date the Board adopted the Equity Incentive Plan and the latest date on which an incentive stock option may be exercisable is ten years from the date of its grant. In addition, the Internal Revenue Code limits the value of shares subject to incentive stock options that may become exercisable annually by any option holder in a given year, and requires a shorter exercise period and a higher minimum exercise price in the case of Stockholders owning more than ten percent (10%) of the Corporation's Common Stock.

     Restricted Stock and Unrestricted Stock. The Committee may also award shares of Common Stock subject to such conditions and restrictions as it may determine ("restricted stock"). The purchase price of shares of restricted stock shall be determined by the Committee, but may not be less than the par value of those shares.

     Generally, if a participant who holds shares of restricted stock fails to satisfy certain restrictions or other conditions as may be determined by the Committee (such as continuing employment for a given period) prior to the lapse or waiver of the restrictions, the Corporation will have the right to require the forfeiture or repurchase of the shares in exchange for an amount, if any, determined by the Committee as specifically set forth in the instrument evidencing the award. The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. Prior to the lapse of restrictions on shares of restricted stock, the recipient will have all the rights of a Stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the instrument evidencing the award.

     The Committee may also grant shares that are free from any restrictions under the Equity Incentive Plan ("unrestricted stock"). Unrestricted stock may be issued in recognition of services or in such other circumstances that the Committee deems to be in the best interests of the Corporation.

     Deferred Stock. The Committee may also make deferred stock awards under the Equity Incentive Plan which entitle the recipient to receive shares of Common Stock in the future. Delivery of Common Stock will take place on such date or dates and on such conditions as the Committee specifies. The Committee may at any time accelerate the date on which delivery of all or any part of the Common Stock will take place or otherwise waive any restrictions on the award.

     Performance Awards. The Committee may also grant performance awards entitling the recipient to receive shares of Common Stock or cash in such combinations as it may determine following the achievement of specified performance goals. Payment of the performance award may be conditioned on achievement of individual or Corporation performance goals over a fixed or determinable period or on such other conditions as the Committee shall determine.

     Loans and Supplemental Grants. The Committee may authorize a loan from the Corporation to a participant either on or after the grant of an award to the participant. Loans, including extensions, may be for any term specified by the Committee, may be either secured or unsecured, and may be with or without recourse against the participant in the event of default. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Committee shall determine. In connection with any award, the Committee may, at the time such award is made or at a later date, provide for and make a cash payment to the participant in an amount equal to (a) the amount of any federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (b) an additional amount on a grossed-up basis necessary to make him or her whole after payment of the amount described in (a).

     Payment of Purchase Price. Except as otherwise provided in the Equity Incentive Plan, the purchase price of Common Stock or other rights acquired or granted pursuant to such plan shall be determined by the Committee, provided that the purchase price of Common Stock shall not be less than its par value. The Committee may determine the method of payment for Common Stock acquired pursuant to the Equity Incentive Plan and may determine that all or any part of the purchase price has been satisfied by past service rendered by the recipient of an award. The Committee may, upon the request of a participant, defer the date on which payment under any award will be made.

     Change in Control Provisions. Unless otherwise provided in the agreement evidencing an award, if there is a "Change in Control" of the Corporation as defined in the Equity Incentive Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; the restrictions applicable to restricted stock awards will lapse and shares issued pursuant to such awards will be free of restrictions and fully vested; and deferral and other limitations and conditions that related solely to the passage of time or continued employment or other affiliation will be waived and removed but other conditions will continue to apply unless otherwise provided in the instrument evidencing the awards or by agreement between the participant and the Corporation. Generally, any of the following events shall be considered a "Change in Control": (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     Nature of Rights as Stockholder Under the Equity Incentive Plan. Except as specifically provided by the Equity Incentive Plan, the receipt of an award will not give a participant rights as a Stockholder. The participant will obtain such rights, subject to any limitations imposed by the plan or the instrument evidencing the award, upon actual receipt of Common Stock.

     Adjustments for Stock Dividends, etc. The Committee will make appropriate adjustments to the maximum number of shares of Common Stock that may be delivered under the Equity Incentive Plan, and under outstanding awards, to reflect stock dividends, stock splits and similar events. The Committee may also make appropriate adjustments to avoid distortions in the operation of the Equity Incentive Plan in the event of any recapitalization, merger or consolidation involving the Corporation, any transaction in which the Corporation becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Corporation or any similar transaction, as determined by the Committee.

     Amendment and Termination. The Equity Incentive Plan shall remain in full force and effect until terminated by the Board. The Board may at any time or times amend or review the Equity Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the plan as to any further grants of awards. No amendment of the Equity Incentive Plan or any outstanding award may adversely affect the rights of a participant as to any previously granted award without his or her consent. Stockholder approval of amendments shall be required only as is necessary to satisfy the then-applicable requirements of Rule 16b-3 (or any successor rule), of stock exchanges, of Section 162(m) of the Internal Revenue Code, or of any federal tax law or regulation relating to stock options or awards.

     Stock Withholding. In the case of an award under which Common Stock may be delivered, the Committee may permit the participant or other appropriate person to elect to have the Corporation hold back from the shares to be delivered, or to deliver to the Corporation, shares of Common Stock having a value sufficient to satisfy any federal, state and local withholding tax requirements.

Federal Income Tax Consequences

     The following is a summary of the principal United States federal income tax consequences of transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe any state, local or foreign tax consequences.

     Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an incentive stock option is made by the optionee within the later of two years from the date of grant or one year after the transfer of such shares to the optionee, then upon the later sale of such shares, for federal income tax purposes, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and no deduction will be allowed to the Corporation.

     If the shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two- and one-year holding periods described above, generally the optionee will recognize ordinary compensation income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arms-length sale of such shares) over the exercise price thereof, and the Corporation will be entitled to deduct such amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. Any further gain recognized will be taxed as short- or long-term capital gain and will not result in any deduction by the Corporation. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Common Stock.

     If any incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-statutory stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an optionee.

     Non-statutory Options. With respect to non-statutory stock options granted under the Equity Incentive Plan, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary compensation income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Corporation receives a tax deduction for the same amount, subject to the limitations of Section 162(m) of the Internal Revenue Code. At disposition of the shares, appreciation or depreciation after the date of exercise is treated as either short- or long-term capital gain or loss depending on how long the shares have been held.

     Restricted Stock. A recipient of restricted stock that is subject to a risk of forfeiture generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code ("Section 83(b)") within 30 days of the date of issuance of the restricted stock will recognize ordinary compensation income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the recipient, subject to the limitations of Section 162(m) of the Internal Revenue Code.

     Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation after the shares become transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long- or short-term capital gain or loss. The holding period to determine whether the recipient has long- or short-term capital gain or loss begins just after the forfeiture period expires (or just after the earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b)). If restricted stock is received in connection with another award under the Equity Incentive Plan (for example, upon exercise of an option), the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for restricted stock.

     Deferred Stock. The recipient of a deferred stock award will generally be subject to tax at ordinary income rates on the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the employee. If a right to deferred stock is received under another award (for example, upon exercise of an option), the income and deduction, if any, associated with such award may be deferred in accordance with the rules described above for deferred stock.

     Performance Awards. The recipient of a performance award will generally be subject to tax at ordinary income rates on any cash received and the fair market value of any Common Stock issued under the award, and the Corporation will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient. Any cash received under a performance award will be included in income at the time of receipt. The fair market value of any Common Stock received will also generally be included in income (and a corresponding deduction will generally be available to the Corporation) at the time of receipt. The capital gain or loss holding period for any Common Stock distributed under a performance award will begin when the recipient recognizes ordinary income in respect of that distribution.

     Loans and Supplemental Grants. Generally speaking, bona fide loans made under the Equity Incentive Plan will not result in taxable income to the recipient or in a deduction to the Corporation. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by the Corporation. Forgiveness of all or a portion of a loan may also result in income to the borrower and a deduction for the Corporation. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by the Corporation.

Recommendation

     The Board of Directors believes that the amendment to the Equity Incentive Plan will ensure compliance with Section 162(m) and allow the Corporation to maintain the deductibility of compensation for future grants under the Equity Incentive Plan. Accordingly, the Board of Directors believes that the proposal is in the best interests of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the amendment to the Equity Incentive Plan. If not otherwise specified, Proxies will be voted FOR approval of the amendment to the Equity Incentive Plan.

     Thermo Electron, through its majority-owned subsidiary Thermo Fibertek, which beneficially owned of record approximately 73.69% of the outstanding voting stock of the Corporation on March 31, 2000 has indicated its intention to vote for the proposal.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 2000. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1996. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2001 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 16, 2000. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after February 28, 2001.

                            SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Bedford, Massachusetts
April 12, 2000

                                 FORM OF PROXY

                             THERMO FIBERGEN INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints William A. Rainville, Yiannis A. Monovoukas and Theo Melas-Kyriazi, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Fibergen Inc., a Delaware corporation (the "Company"), to be held on Wednesday, May 17, 2000 at 2:00 p.m. at the Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 31, 2000, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[ x ]     votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any): ______________________________________


Nominees:  Anne T. Barrett, Francis L. McKone, Yiannis A. Monovoukas, Jonathan
W. Painter, William A. Rainville and Roger D. Wellington.

2. Approve a management proposal to amend the Corporation's equity incentive plan to restate the limitation on the potential size of awards to any recipient in a year in compliance with Section 162 (m) of the Internal Revenue Code, as amended.

3. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE______________________
Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.